Exhibit 99.1

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400	Puskas Tivadar u. 8-10
Seattle, WA 98101-3034 - U.S.A.	H-2040 Budaors, Hungary
Phone (206) 654-0204 - Fax (206) 652-2911	Phone (361) 801-1500 - Fax (361) 801-1501

FOR:	HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY
CONTACT:	Robert Bowker
Chief Financial Officer
Hungary:	(011) 361-801-1500
U.S.:	(206) 654-0204

HUNGARIAN TELEPHONE AND CABLE CORP. ANNOUNCES COMPLETION OF ACQUISITION OF TELE2'S HUNGARIAN BUSINESS

SEATTLE, Wash., October 18, 2007 – Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that it has completed the purchase of the Hungarian business of Tele2, the Swedish-based alternative telecom operator.  The purchase price for Tele2 Hungary was paid in cash and is based on an enterprise value of EUR 4 million (approximately $5.7 million), which will be adjusted for the net debt and net working capital levels of Tele2 Hungary as of the completion of the transaction.

Tele2 Hungary is a reseller of fixed line telephone services using the network facilities of other operators pursuant to regulated resale agreements. Tele2 Hungary has approximately 460,000 active mass market customers using either carrier pre-selection or carrier selection services.   Hungarian Telephone will now serve over 1 million mass market customers in Hungary.  This will provide Hungarian Telephone with a large customer base to expand its services, particularly DSL broadband Internet service.  Tele2 Hungary employs 12 people and will continue to operate as a stand alone operation in the near term using the Tele2 brand name.  Thereafter, it will be integrated into Hungarian Telephone's operations and operate under the Invitel brand name.  Tele2 Hungary had HUF 10.7 billion (approximately $61 million) in revenue in 2006.

Commenting on the completion of the acquisition, Hungarian Telephone and Cable Corp.'s President and Chief Executive Officer, Martin Lea, said, "We are very pleased to announce the completion of the acquisition of Tele2 Hungary, which will further develop our position in the fixed line telecommunications market in Hungary.  The acquisition is in line with our strategy to pursue "bolt on" acquisitions in the Hungarian and Romanian telecommunications markets which add value for Hungarian Telephone's stockholders."

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp. is the number one alternative and the second-largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary, with more than 1 million customers in Hungary.  In addition to delivering voice, data and Internet services in Hungary, it is also a major player in the Central and Eastern European wholesale telecommunications market.